SUB-ITEM 77E - LEGAL PROCEEDINGS

On September 17, 2009, plaintiff Evan Stoopler filed a putative class action against the Registrant, Daniel D. O'Neill, Daniel J. Byrne, Gerald E. Shanley,
 III, John Weisser, Todd Kellerman, and Rafferty Asset Management, LLC, in the United States District Court for the Southern District of New York. Stoopler, on Behalf of Himself and All Other Similarly Situated v. Direxion
 Shares ETC Trust et al., 09-CV-8011-RJH. Two other largely identical lawsuits have since been filed by other plaintiffs, Milton Pfeiffer, on Behalf of Himself and All Other Similarly Situated v. Direxion Shares
ETF Trust, et al., S.D.N.Y. 09-CV-8375 (RJH), and Thomas C. Longman on
Behalf of Himself and All Other Similarly Situated v. Direxion Shares
ETF Trust, et al., S.D.N.Y. 09-CV-8459 (RJH).

The lawsuits are purportedly brought on behalf of persons or entities who purchased or otherwise acquired shares in the Financial Bear 3X Shares Fund, a series of the Registrant. The complaints allege that the Registrant and other defendants violated Sections 11 and 15 of the Securities Act of 1933, 15 U.S.C. Section 77k and 15 U.S.C. Section 77o, respectively.